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                                                                    Exhibit 4.1

                               ABBOTT LABORATORIES

                          5.125% NOTE DUE JULY 1, 2004




NO. 1001                                                           $400,000,000
CUSIP NO. 002824 AL 4


         This Security is a Security in a global form within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository or a nominee of the Depository. This global Security is exchangeable for Securities registered in the name of a Person other than the Depository or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Security (other than a transfer of this Security as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in such limited circumstances.

         Unless this Security is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any Security issued upon registration of transfer of, or in exchange for, or in lieu of, this Security is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

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                               ABBOTT LABORATORIES

         ABBOTT LABORATORIES, a corporation duly organized and existing under the laws of Illinois (herein called the "Company," which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum of Four Hundred Million Dollars ($400,000,000) on July 1, 2004 and to pay interest thereon from July 5, 2001 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on January 1 and July 1 in each year, commencing January 1, 2002, at the rate of 5.125% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the December 15 or June 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

         Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in Chicago, Illinois, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; PROVIDED, HOWEVER, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

         Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under an Indenture, dated as of February 9, 2001 (herein called the "Indenture"), between the Company and Bank One Trust Company, N.A., as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is

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one of the series designated on the face hereof, limited in aggregate principal amount to $1,650,000,000.

         The Securities of this series may be redeemed at any time at the Company's option, in whole or from time to time in part, at a redemption price equal to the sum of (1) the principal amount of any Securities of this series being redeemed plus accrued interest to the redemption date and (2) the Make-Whole Amount (as defined below), if any.

         If the Company has given notice as provided in the Indenture and funds for the redemption of any Securities of this series called for redemption have been made available on the redemption date, such Securities will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the Holders of such Securities will be to receive payment of the redemption price.

         The Company will give notice of any optional redemption to Holders at their addresses, as shown in the Security Register for such Securities, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Securities of this series held by such Holder to be redeemed.

         The Company will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of the Securities of this series to be redeemed and their redemption date. If less than all of the Securities of this series are to be redeemed, the Trustee shall select which Securities are to be redeemed in a manner it deems to be fair and appropriate.

         "Make-Whole Amount" means the excess of (1) the aggregate present value, on the redemption date, of the principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable if such redemption or accelerated payment had not been made, over (2) the aggregate principal amount of the Securities of this series being redeemed or paid. Net present value shall be determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below and as determined on the third business day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made.

         "Reinvestment Rate" means 0.10% plus the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release (as defined below) under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to


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the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

         "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

         The Securities of this series do not provide for a sinking fund.

         If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

         The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth therein.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

         No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

         As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security

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for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

         The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

         No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

         All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.


                                      * * *

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         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: July 5, 2001


                                 ABBOTT LABORATORIES


                                 By:   /s/ Greg W. Linder
                                     -----------------------------
                                       Name:  Greg W. Linder
                                       Title: Vice President and Treasurer


Attest:


    /s/ Jose M. de Lasa
--------------------------------------



TRUSTEE'S CERTIFICATE OF AUTHENTICATION

BANK ONE TRUST COMPANY, N.A.,
as Trustee, certifies that this is one of the Securities referred to in the within-mentioned
Indenture.


By   /s/ Benita A. Pointer
   -----------------------------------
                  Authorized Signature


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